EXHIBIT 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 19, 2004 on our review of interim consolidated financial information of 3M Company and Subsidiaries (the "Company") for the three- and six-month periods ended June 30, 2004 and 2003, and included in the Company's Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in the Company's Post-Effective Amendment No. 6 to the Registration Statement on Form S-3, for the registration of $639,000,000 aggregate principal amount of the Company's Liquid Yield Option(TM) Notes due 2032 (the "LYONs") and the shares of common stock of the Company issuable upon conversion of the LYONs.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
August 9, 2004